UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

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☐         Definitive Proxy Statement
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CENTURY CASINOS, INC.
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(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTURY CASINOS, INC.

SUPPLEMENT TO THE PROXY STATEMENT

For The

Annual Meeting of Securityholders
To Be Held on May 12, 2011

This supplement to our proxy statement, filed on April 1, 2011, is being provided to you in order to correct the amount of total compensation of the Company’s Co Chief Executive Officers for 2009 and 2010 set forth in the Summary Compensation Table under the heading “Executive Compensation.” The compensation amounts for the Co Chief Executive Officers in each of the other columns of the table were accurate, but the Total column for each contained computational errors. The table has been reproduced below with these corrections. This supplement should be read in conjunction with our proxy statement.

Proxies

If you have already submitted a proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the proxy statement dated April 1, 2011 and vote again. If you have not yet submitted a proxy, the Board of Directors of the Company urges you to vote by following the procedures described in the proxy statement.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below sets forth certain executive compensation earned in fiscal years 2010 and 2009 by the Company’s Co Chief Executive Officers and the Company’s most highly compensated executive officers, other than the Co Chief Executive Officers (collectively, the “named executive officers”).

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Erwin Haitzmann Chairman of the Board and Co Chief Executive Officer	2010	465,576 (1)	130,000 (3)	-	-	55,040	650,616
	2009	458,035 (1)	95,000 (3)	-	3,015	57,779	613,829

Peter Hoetzinger Vice Chairman of the Board, Co Chief Executive Officer and President	2010	465,492 (2)	130,000 (4)	-	-	39,895	635,387
	2009	458,035 (2)	95,000 (4)	-	3,015	41,881	597,931

Margaret Stapleton Executive Vice President, Secretary, Effective May 17, 2010 (8)	2010	135,153	25,000	11,841	-	-	171,994

Larry Hannappel Former Senior Vice President, Secretary, Treasurer and Chief Operating Officer - North America (9)	2010	80,732	20,000	-	-	88,426	189,158
	2009	160,000	40,000	-	594	-	200,594

(1)
Includes $105,576 and $98,035 for 2010 and 2009, respectively, which have been paid to Dr. Haitzmann under his employment agreement, and $360,000 and $360,000 for 2010 and 2009, respectively, which were paid to Flyfish Casino Consulting AG under a management agreement between Flyfish Casino Consulting AG and a subsidiary of the Company.  Under this management agreement, we contract certain services from Flyfish Casino Consulting AG to be provided by Dr. Haitzmann and other members of the Flyfish Casino Consulting AG team. Flyfish Casino Consulting AG is a wholly-owned subsidiary of Dr. Haitzmann’s Family Foundation ("Dr. Erwin Haitzmann Familienprivatstiftung"). See “Executive Employment Agreements” below.

(2)
Includes $105,492 and $98,035 for 2010 and 2009, respectively, which have been paid to Mr. Hoetzinger under his employment agreement, and $360,000 and $360,000 for 2010 and 2009, respectively, which were paid to Focus Lifestyle & Entertainment AG under a management agreement between Focus Lifestyle & Entertainment AG and a subsidiary of the Company. Under this management agreement, we contract certain services from Focus Lifestyle & Entertainment AG to be provided by Mr. Hoetzinger and other members of the Focus Lifestyle & Entertainment AG team. Focus Lifestyle & Entertainment AG is a wholly-owned subsidiary of Mr. Hoetzinger’s Family Foundation ("Hoetzinger Familienprivatstiftung"). See “Executive Employment Agreements” below.

(3)
Represents amounts paid to Flyfish Casino Consulting AG under the management agreement described in footnote (1) above.  Flyfish Casino Consulting AG is a wholly-owned subsidiary of Dr. Haitzmann’s Family Foundation ("Dr. Erwin Haitzmann Familienprivatstiftung").

(4)
Represents amounts paid to Focus Lifestyle & Entertainment AG under the management agreement described in footnote (2) above. Focus Lifestyle & Entertainment AG is a wholly-owned subsidiary of Mr. Hoetzinger’s Family Foundation ("Hoetzinger Familienprivatstiftung").

(5)
Represents the aggregate grant date fair value computed in accordance with U.S. accounting guidance. See Century Casinos, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. Note 12 for details on assumptions used in the valuation of the awards.

(6)	Represents the interest earned in the executive’s Deferred Compensation Plan account at a rate of 7.0% per annum. The plan terminated in April 2009.

(7)
Dr. Haitzmann’s and Mr. Hoetzinger’s other compensation for 2010 includes premiums paid on medical and life insurance policies and the portion of our expense for cars provided to our Co CEOs attributable to personal use during 2010. We estimate that approximately 35% of the annual lease cost for each car represents the amount attributable to personal use. These amounts are broken out as follows:

Name	Medical Insurance ($)	Life Insurance ($)	Automobile ($)	Total ($)
Erwin Haitzmann	8,086	39,807	7,147	55,040
Peter Hoetzinger	8,189	24,680	7,026	39,895

(8)	Ms. Stapleton became our Executive Vice President, Secretary and Principal Financial Officer on May 17, 2010.
(9)
Mr. Hannappel’s employment with the Company terminated effective May 17, 2010. Mr. Hannappel’s other compensation for 2010 includes six month’s severance pay for as well as premiums paid on a medical policy. These amounts are broken out as follows:

Name	Severance ($)	Medical Insurance ($)
Larry Hannappel	80,000	8,426